Exhibit 99.1
GoDaddy Inc. Announces Proposed Sale of Shares of Common Stock
SCOTTSDALE, Ariz., August 14, 2018 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the world’s largest cloud platform dedicated to small, independent ventures, announced today an underwritten public offering of 10,398,942 shares of its Class A common stock pursuant to an effective Registration Statement on Form S-3 previously filed with the Securities and Exchange Commission. Goldman Sachs & Co. LLC is acting as bookrunner for this offering.
Selling stockholders are offering 10,390,942 shares of Class A common stock. Selling stockholders participating in the offering consist of entities affiliated with Kohlberg Kravis Roberts & Co. L.P., Silver Lake Partners and YAM Special Holdings, Inc., an entity owned by GoDaddy founder, Bob Parsons. GoDaddy will not receive any proceeds from the sale of the shares by the selling stockholders. GoDaddy is also offering 8,000 shares of its Class A common stock and intends to use the proceeds of the offering to pay the transaction expenses incurred in connection with the offering and any remaining proceeds for general corporate purposes.
GoDaddy filed a Registration Statement on Form S-3, which was effective upon filing on April 5, 2016, including a base prospectus dated April 5, 2016. Before you invest, you should read the prospectus in the registration statement and the other documents GoDaddy has filed or will file with the SEC for more complete information about GoDaddy and this offering. The proposed offering is being made only by means of an effective shelf registration statement, including a base prospectus and final prospectus supplement, copies of which may be obtained, when available, from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About GoDaddy
GoDaddy powers the world's largest cloud platform dedicated to small, independent ventures. With 18 million customers worldwide and 77 million domain names under management, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success.

Investor Contact:
Sam Kemp
480.505.8800
investors@godaddy.com

Press Contact:
Karen Tillman
480.366.3183
pr@godaddy.com